Exhibit 10.31

ALABAMA NATIONAL BANCORPORATION

PERFORMANCE SHARE PLAN FOR CERTAIN MEMBERS
OF THE MADISON COUNTY ADVISORY BOARD OF DIRECTORS
OF FIRST AMERICAN BANK

1.                 Purpose. The purpose of the Alabama National BanCorporation Performance Share Plan for Certain Members of the Madison County Advisory Board of Directors of First American Bank (the “Plan”) is to further the long-term profitability of Alabama National BanCorporation, a Delaware corporation (the “Company”), through the long term growth of the Madison County Branches by offering long-term incentives to certain of the initial members of the Madison County Advisory Board, who are expected to contribute substantially to such growth.

2.                 Certain Definitions.

(a)                “Cause” shall mean (i) abuse of or addiction to intoxicating drugs (including alcohol); (ii) any act which constitutes fraud, malfeasance of duty or conduct grossly inappropriate to service on the Madison County Advisory Board; (iii) indictment for a felony offense; (iv) directly or indirectly competing with the Company or any of its affiliates; (v) voluntary or involuntary filing of a petition in bankruptcy with a court of competent jurisdiction; or (vi) suspension or removal by federal or state banking regulatory authorities.

(b)               “Committee” means the committee of the Board of Directors of the Company which shall administer the Plan in accordance with Section 3.

(c)                “Common Stock” means the common stock, par value $1.00 per share, of the Company.

(d)               “Company” shall have the meaning assigned in Section 1.

(e)                “Madison County Advisory Board” means the advisory board of directors of the Madison County Branches.

(f)                “Madison County Advisory Board Director” means a member of the Madison County Advisory Board who is not a director of the Company and whose name is included on Exhibit A hereto.

(g)               “Madison County Branches” means the branches of First American Bank, an Alabama banking corporation and wholly-owned subsidiary of the Company, that are physically located in Madison County, Alabama, as such branches may exist from time to time during the term of this Plan.

(h)               “Open Market Shares” shall have the meaning assigned in Section 4(a).

(i)                “Performance Share Award” means the award of Performance Shares to a Madison County Advisory Board Director pursuant to the terms of the Plan.

(j)                “Performance Share” means the equivalent of one share of Common Stock.

(k)               “Plan” shall have the meaning assigned in Section 1.

3.                 Administration of the Plan. The Plan shall be administered by a Committee which shall be composed of the Compensation Committee of the Board of Directors of the Company. The Committee shall have full power to administer and interpret the Plan and to adopt such rules and regulations consistent with the terms of the Plan as the Committee deems necessary or advisable in order to carry out the provisions of the Plan. Except as otherwise provided in the Plan, the Committee’s interpretation and construction of the Plan and its determination of any conditions applicable to Performance Share Awards shall be conclusive and binding on all Madison County Advisory Board Directors.

4.                 Performance Share Awards.

(a)                After appropriate approval of the Plan, Performance Share Awards shall be made by the Committee to the Madison County Advisory Board Directors. Such Awards shall be made during the period beginning on the 90th day following the effective date of this Plan and ending on the 120th day following such effective date; provided, however, that a Performance Share Award shall be granted to a Madison County Advisory Board Director only if such Director has purchased the minimum number of shares of Common Stock referenced by his name in Column 1 of Exhibit A hereto pursuant to one or more purchases made in the open market within 90 days of the effective date of this Plan (the “Open Market Shares”). In order to satisfy the condition stipulated in the preceding clause regarding the purchase of Open Market Shares, a Madison County Advisory Board Director must deliver to the Company, on or before the 90th day after the effective date of this Plan, the broker confirmation slip(s) evidencing the purchase of his Open Market Shares.

(b)               No Madison County Advisory Board Director shall: (i) be entitled to receive any dividends or dividend equivalents on Performance Shares Awards or Performance Shares (until such Shares have been paid to the Director in accordance with Section 5 below); (ii) have any voting or any other rights of a Company stockholder with respect to any Performance Shares Awards or Performance Shares (until such Shares have been paid to the Director in accordance with Section 5 below); and (iii) have any interest in or right to receive any shares of Common Stock prior to the time when the Committee determines the amount of payment of Performance Shares pursuant to Section 5.

(c)                Payment of a Performance Share Award (if any) to a Madison County Advisory Board Director shall be made in accordance with Section 5 below.

(d)               Each Performance Share Award shall be made in writing and shall set forth the terms and conditions set by the Committee for payment of such Award.

(e)                A Performance Share Award shall not be made unless such Performance Share Award is in compliance with all applicable laws.

5.                 Payment of Performance Shares.

(a)                (i)            Each Madison County Advisory Board Director granted a Performance Share Award shall be entitled to payment of the number of shares of Common Stock due in accordance with subsection (b) below (if any) if such Director (A) has retained a minimum number of shares of Common Stock equal to the number of Open Market Shares described in Column 1of Exhibit A hereto for such Director during the entire period beginning with the date of purchase of such Open Market Shares in accordance with Section 4(a) above and ending on December 31, 2005 (as adjusted for stock splits or other recapitalization as described in Paragraph 9 herein), and (B) continues to serve as a member of the Madison County Advisory Board during the entire period beginning on the effective date of this Plan and ending on December 31, 2005. In order to satisfy the condition stipulated in Section 5(a) above, each Madison County Advisory Board Director must deliver to the Company evidence of continuing ownership of the Open Market Shares through December 31, 2005, as may be reasonably required by the Company.

       (ii)            If at any time either of the two conditions set forth at Section 5(a)(i)(A) and (B) above are not met for a Madison County Advisory Board Director, such Director shall immediately forfeit his Performance Share Award, his Performance Shares and all rights to receive shares of Common Stock hereunder. However, if (A) such Director continues to hold the minimum number of Open Market Shares attributable to such Director through the date that he ceases to serve as a member of the Madison County Advisory Board, and (B) such Director ceases to serve as a member of the Madison County Advisory Board (1) as a result of such Director’s death or (2) because he is terminated from such position without Cause, then the Director may be eligible for a payment of a percentage of the shares of Common Stock that he otherwise would have received pursuant to subsection (b) below (if any) in accordance with the following schedule:

Date on Which Director Ceases to Serve as a Member of the Madison County Advisory Board of Directors	Percentage of Shares of Common Stock to be Paid to Director

Prior to January 1, 2003	0%

January 1, 2003 to December 31, 2003	40%

January 1, 2004 to December 31, 2004	60%

January 1, 2005 to December 30, 2005	80%

(b)               The number of shares of Common Stock to be paid to a Madison County Advisory Board Director shall be based on the net income of the Madison County Branches for the fiscal year ended December 31, 2005, before provision for income taxes, as reflected on the books of the

Company as determined by the Company’s certified public accountants in accordance with generally accepted accounting principles (the “Determination Year Net Income”), pursuant to the following parameters:

(i)     If the Determination Year Net Income is less than $3,100,000, no shares of Common Stock will be paid or payable to any of the Madison County Advisory Board Directors under any circumstances.

(ii)    If the Determination Year Net Income is equal to or greater than $3,100,00, but less than $3,500,000, the Performance Share Award payment for a Madison County Advisory Board Director shall be the number of shares of Common Stock equal to 75% of the Target Performance Shares listed in Column 2 of Exhibit A for such Director.

(iii)   If the Determination Year Net Income is equal to or greater than $3,500,000, but less than $4,000,000, the Performance Share Award payment for a Madison County Advisory Board Director shall be the number of shares of Common Stock equal to 100% of the Target Performance Shares listed in Column 2 of Exhibit A for such Director.

(iv)   If the Determination Year Net Income is equal to or greater than $4,000,000, the Performance Share Award payment for a Madison County Advisory Board Director shall be the number of shares of Common Stock equal to 125% of the Target Performance Shares listed in Column 2 of Exhibit A for such Director.

(c)                For example:

(i)     If a Madison County Advisory Board Director were to continue serving on the Madison County Board to continued to hold his Open Market Shares through December 31, 2005, then he would be entitled to receive all of the shares of Common Stock (if any) payable pursuant to subsection (b) above. If such Director’s Target Performance Shares listed on Exhibit A hereto were 2,000 and the Determination Year Net Income were $3,300,000, then, as soon as practicable after December 31, 2005, such Director would be paid 1,500 shares of Common Stock, calculated as follows: 75% x 2,000 = 1,500.

(ii)    If a Madison County Advisory Board Director were to cease serving on the Madison County Board on June 30, 2003, because of death or termination without Cause, and he continued to hold his Open Market Shares at least until such date, then he would be entitled to receive 40% of the shares of Common Stock that he would have received (if any) if he had continued to serve on the Advisory Board and had held his Open Market Shares through December 31, 2005. If such Director’s Target Performance Shares listed on Exhibit A hereto were 2,000 and the Determination Year Net Income were $4,100,000, then, as soon as practicable after December 31, 2005, such Director would be paid 1,000 shares of Common Stock, calculated as follows:

(1)             125% x 2,000 = 2,500

(2)             2,500 x 40% = 1,000.

(iii)   If a Madison County Advisory Board Director were to continue serving on the Madison County Board through December 31, 2005, but he ceased holding his minimum number of required Open Market Shares at any time prior to December 31, 2005, then he would not be entitled to receive any shares of Common Stock under the Plan. Likewise, if a Director were to resign from the Madison County Advisory Board or were to be removed for Cause at any time prior to December 31, 2005, then he would not be entitled to receive any shares of Common Stock under the Plan.

(iv)   In the examples in (c)(i) and (c)(ii) above, if the Determination Year Net Income were $3,000,000, then no Madison County Advisory Board Director would be entitled to payment of any shares of Common Stock because the minimum performance target in subsection (b)(i) above would not have been met.

(d)                 Payment of Performance Share Awards shall be made by the Company after December 31, 2005, as promptly as possible after the determination by the Committee of the number of Performance Shares that have been earned. All payments of Performance Share Awards shall be made at the same time, regardless of whether the recipient is fully or partially vested. All payments shall be made in shares of Common Stock and partly in cash, if necessary, with the cash portion being equal to any fractional share amount, based on the average sales price of the Common Stock on December 31, 2005, or if such date is not a business day, the first preceding business day thereto.

(e)                To the extent that shares of Common Stock are available in the treasury of the Company on the date payment is to be made, such shares may be issued in payment of Performance Share Awards. Performance Share Award payments may also be made by the Company from its authorized but unissued shares of Common Stock.

6.                Limitation on Awards and Payments. Notwithstanding anything to the contrary herein, the maximum number of shares of Common Stock which may be awarded under the Plan as Performance Share Awards shall not exceed an aggregate of 25,000 shares (125% x 20,000 shares).

7.                No Assignment of Interest. The interest of any Madison County Advisory Board Director in the Plan shall not be assignable, either by voluntary assignment or by operation of law, and any assignment of such interest, whether voluntary or by operation of law, shall render the Performance Share Award void; provided, however, that cash or shares of Common Stock payable under the Plan shall be transferable by testamentary will or by the laws of descent and distribution. All shares of Common Stock paid pursuant to this Plan are to be paid subject to an investment representation by each Madison County Advisory Board Director or other recipient that any such shares are acquired for investment and not with a view to distribution and that such shares shall not be transferred or sold until registered in compliance with the Securities Act of 1933 or unless an exemption therefrom is available in the opinion of the counsel for the Company.

8.                Expenses. The expenses of administering the Plan shall be borne by the Company.

9.                Dilution, Recapitalization and Other Adjustments. If the Company shall at any time issue any shares of Common Stock (a) in a stock split or other similar increase of outstanding shares of Common Stock, by reclassification or otherwise, whereby the par value of shares is reduced, or (b) in payment of a stock dividend, then the number of Performance Shares that have been awarded but not paid, and the maximum number of Performance Shares which may be issued in payment of the Performance Share Awards (see Section 6), shall be increased proportionately; and in like manner, in case of any combination of shares of Common Stock, by a reverse stock split, reclassification or otherwise, the number of Performance Shares that have been awarded but not paid, and the maximum number of Performance Shares that may be issued in payment of the Performance Share Awards shall be reduced proportionately.

10.               Change in Control.

(a)                Plan termination (“Plan Termination”) shall occur automatically and without requirement of any action by the Company’s Board of Directors upon a Change in Control. “Change in Control” means (a) the acquisition by any person (within the meaning of Section 13(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)) of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of 50% or more of the Common Stock then outstanding; or (b) the consummation of (i) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Common Stock are converted into cash, securities or other property, other than a merger of the Company in which the holders of Common Stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger as they had in Common Stock immediately prior to the merger, or (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company, including, without limitation, any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all, of the assets of the Company.

(b)               Subject to the terms and conditions of this Plan, payment of all Performance Share Awards outstanding at the date of Plan Termination shall be made as promptly as possible after such date. Payment of each such Award shall be computed in the same manner as set forth in Section 5, with the following exceptions:

(i)     For purposes of calculating the Determination Year Net Income and the corresponding percentage multiplier pursuant to Section 5(b)(i), (ii), (iii) or (iv), as the case may be, the December 31st immediately prior to the effective date of Plan Termination shall be used in place of December 31, 2005; provided, however that such percentage multiplier shall not be less than 100%; and

(ii)    In determining the final number of shares of Common Stock to be paid to each Madison County Advisory Board Director, the number of shares determined in accordance with subsection (b)(i) above shall be multiplied by a percentage, as set forth in the following schedule:

Date of Plan Termination	Percentage of Shares of Common Stock to be Paid to Director

Prior to January 1, 2003	20%

January 1, 2003 to December 31, 2003	40%

January 1, 2004 to December 31, 2004	60%

January 1, 2005 to December 30, 2005	80%

(iii)   For example, if a Change in Control were to occur in June 2003 and the Determination Year Net Income were $3,600,000 (calculated as of December 31, 2002, pursuant to subsection (b)(i) above), then a Madison County Advisory Board Director whose Target Performance Shares in Column 2 of Exhibit 1 is 2,000 shares would be paid 800 shares of Common Stock, calculated as follows:

(1)             100% x 2,000 = 2,000

(2)             2,000 x 40% = 800

11.               Construction. The use of the masculine gender herein shall be deemed to refer to the feminine as well. All headings are included for convenience of reference and shall not be deemed a part of this Plan.

12.               Taxes. Each of the Madison County Advisory Board Directors, individually, and not the Company, shall be solely responsible for any and all income and other taxes payable in connection with the Performance Share Awards and the payment of Performance Shares.